EXHIBIT 99.1

Marlin Reports First Quarter 2019 Earnings and Declares a Cash Dividend of $0.14 Per Share

First Quarter Summary:

  Net income of $5.1 million, or $0.41 per diluted share down from $6.2 million, or $0.50 per diluted share a year ago
  Net Investment in Leases and Loans totaled $1.0 billion, up 9.9% from a year ago, and total managed assets ended the first quarter at $1.2 billion, up 19.1% from a year ago
  Total sourced origination volume of $208.4 million, up 27.1% year-over-year; Direct origination volume of $43.6 million, up 41.1% year-over-year
  Total origination yield of 12.76%, up 40 basis points from the prior quarter and up 32 basis points year-over-year
  Annualized net charge-offs of 1.83%, compared with 2.30% in the prior quarter and 1.68% in the first quarter last year
  Equity to assets ratio decreased to 16.17%, compared with 17.17% in the first quarter last year

MOUNT LAUREL, N.J., May 02, 2019 (GLOBE NEWSWIRE) -- Marlin (NASDAQ: MRLN), a nationwide provider of capital solutions to small businesses (“Marlin” or the “Company”), today reported first quarter 2019 net income of $5.1 million, or $0.41 per diluted share, compared with net income of $6.2 million, or $0.50 per share a year ago. First quarter net income on an adjusted basis was $5.0 million, or $0.40 per diluted share, compared with $6.2 million or $0.50 per diluted share a year ago.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “We enjoyed a solid start to 2019 as strong execution delivered excellent origination volume growth and stable portfolio performance.  First quarter total sourced origination volume was $208.4 million, up 27.1% year-over-year, and a record for a first quarter.  Growth in the quarter was driven by increased customer demand for both our Equipment Finance and Working Capital Loan products and was strong in both our Direct and Indirect origination channels.  We also referred or sold $56.5 million of leases and loans as part of our capital markets initiatives. Because of these origination and capital markets activities, our Net Investment in Leases and Loans is now consistently in excess of $1 billion and up 10% from a year ago.  Total managed assets, which includes both our balance sheet portfolio and assets we sell but continue to service for others, grew to more than $1.2 billion, an increase of 19.1% from the first quarter last year. In addition, our focus on maintaining disciplined underwriting standards continues to be a top priority and portfolio performance during the quarter was stable and within expectations.”

Mr. Hilzinger concluded, “First quarter net income of $0.41 per diluted share was negatively impacted by $0.04 because of the timing of expense recognition due to the adoption of a new lease accounting standard.  We expect the timing impact to normalize over the course of the year and we continue to expect earnings to be more heavily-weighted towards the second half of 2019, as our recent investments in our salesforce continue to generate returns.  Importantly, we are affirming our previously issued earnings guidance for the full year.”

Results of Operations
Total sourced origination volume for the first quarter of $208.4 million was up 27.1% from a year ago. Direct origination volume of $43.6 million in the first quarter was up 41.1% from $30.9 million in the first quarter of 2018. Indirect origination volume in the first quarter of 2019 was $149.9 million, up 16.3% from $128.8 million in the first quarter last year. Assets originated for sale in the first quarter of $11.3 million compared with none in the first quarter last year. Referral volume totaled $3.6 million, down from $4.2 million in the first quarter last year.

Net interest and fee margin as a percentage of average finance receivables was 9.59% for the first quarter, down 17 basis points from the fourth quarter of 2018 and down 84 basis points from a year ago. The year-over-year decrease in margin percentage was primarily a result of an increase in interest expense resulting from the higher cost of funds associated with the securitization that was executed in the second half of 2018, partially offset by an increase of 32 basis points in new origination loan and lease yield. The Company’s interest expense as a percent of average total finance receivables increased to 239 basis points in the first quarter of 2019 compared with 220 basis points for the fourth quarter of 2018 and 149 basis points for the first quarter of 2018.  The sequential quarter increase was primarily due to an increase in deposits costs, while the year-over-year increase was due to a higher cost of funds associated with both deposits and long-term borrowings from the securitization.

On an absolute basis, net interest and fee income was $24.0 million for the first quarter of 2019 compared with $23.8 million for the first quarter last year.

Non-interest income was $12.9 million for the first quarter of 2019, compared with $7.1 million in the prior quarter and $5.2 million in the prior year period. The increase compared with the prior and year-ago quarters is primarily due to the Company’s January 1, 2019 adoption of ASC 842 – Lease Accounting, which increased non-interest income by $5.6 million, as certain lessor costs, including property taxes that are paid by the lessee to the lessor are required to be presented gross in the consolidated statement of operations.  To a lesser extent, the increase was due to an increase in gains-on-sale and an increase in insurance-related income. Non-interest expense was $24.8 million for the first quarter of 2019, compared with $16.4 million in the prior quarter and $16.6 million in the first quarter last year. The increase in non-interest expense compared with the prior and year-ago quarters was primarily due to the aforementioned adoption of ASC 842, which increased non-interest expense by $6.2 million due to the change in presentation of property taxes paid by the lessee to the lessor gross in the consolidated statement of operations.

The Company’s efficiency ratio for the first quarter was 67.2% compared with 57.1% in the first quarter last year. The Company’s non-GAAP efficiency ratio for the first quarter was 57.8% compared with 55.8% in the first quarter last year.   Marlin expects its efficiency ratio to improve in the remainder of 2019 as the Company continues to generate returns from recent investments in sales and marketing, leverages its fixed costs through continued portfolio growth and generates continued operational efficiencies through its various process improvement activities.

Marlin recorded an income tax expense of $1.6 million, representing an effective tax rate of 23.8% for the first quarter of 2019, compared with an income tax expense of $1.7 million, representing an effective tax rate of 21.4%, for the first quarter of 2018.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 1.66% at March 31, 2019 relatively consistent with 1.62% at December 31, 2018 and 1.68% at March 31, 2018.

Finance receivables over 30 days delinquent were 1.11% of the Company’s total finance receivables portfolio as of March 31, 2019, up 2 basis points from December 31, 2018 and up 6 basis points from March 31, 2018. Finance receivables over 60 days delinquent were 0.66% of the Company’s total finance receivables portfolio as of March 31, 2019, up 1 basis point from December 31, 2018 and up 2 basis points from March 31, 2018. Annualized first quarter net charge-offs were 1.83% of average total finance receivables versus 2.30% in the fourth quarter of 2018 and 1.68% a year ago.

As of March 31, 2019, the Company’s consolidated equity to assets ratio was 16.17%. This compares to 17.01% and 17.17%, in the prior quarter and year ago quarter, respectively.

Corporate Developments
On February 7, 2019 the Company announced the launch of its new brand, Marlin Capital Solutions, to better reflect the breadth of services it offers to small businesses and equipment finance partners. The new brand reflects Marlin’s transformation and serves to inform existing and prospective customers and partners that the company isn’t just a source of capital, but a source of solutions. The transformation is accompanied by a new logo, website, and tagline.

Marlin’s Board of Directors today declared a $0.14 per share quarterly dividend. The dividend is payable May 23, 2019, to shareholders of record on May 13, 2019. Based on the closing stock price on May 1, 2019, the annualized dividend yield on the Company’s common stock is 2.57%.

Business Outlook
The Company is affirming its previously issued guidance for the full year ending December 31, 2019 as follows:

  Total Sourced Origination volume is expected to finish approximately 20% above 2018 levels
  Portfolio performance is expected to remain in line with the results observed over the last 12 months
  Net interest and fee margin, as a percentage of average finance receivables, is expected to be between 9.5% and 10.0%
  ROE is expected to continue to improve in 2019 as the Company continues to improve operating scale
  Adjusted EPS is expected to be between $2.30 and $2.40 per share

Conference Call and Webcast
Marlin will host a conference call on Friday, May 3, 2019 at 9:00 a.m. ET to discuss the Company’s first quarter 2019 results. The conference call details are as follows:

First Quarter 2019 Financial Results Conference Call

Date:	Friday, May 3, 2019
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-0792 (Domestic) 1-201-689-8263 (International)
Conference ID:	13689688
Webcast:	http://public.viavid.com/index.php?id=134034

For those unable to participate during the live broadcast, a replay of the call will also be available from 7:30 p.m. Eastern Time on May 3, 2019 through 11:59 p.m. Eastern Time on May 17, 2019 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13689688.

About Marlin
Marlin is a nationwide provider of capital solutions to small businesses with a mission of helping small businesses fulfill their American dream. Our products and services are offered directly to small businesses and through financing programs with independent equipment dealers and other intermediaries. For more information about Marlin, visit marlincapitalsolutions.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
In this release the Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding an after-tax charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016 and charges for associated legal and consulting fees, the after-tax hurricane credit and insurance loss reserves, the after-tax executive severance, and the net tax benefit from the tax cut and jobs act, as applicable. The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with net income on an adjusted basis while using the same denominator in the “as reported” number, where appropriate. The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for the reserve for restitution in connection with certain payment processing practices in effect prior to February 2016, hurricane insurance loss reserves, executive severance, certain acquisition related expenses, and the impact of pass-through lease expenses that are required to be presented on a gross basis in the income statement, as applicable.  The Company adjusts the denominator in the “as reported” ratio for pass-through lease revenue that is required to be presented on a gross basis in the income statement, as applicable. The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it provides a means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Mike Bogansky
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249

---Tables to Follow--

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2019	2017

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$4,737	$5,088
Interest-earning deposits with banks	136,215	92,068
Total cash and cash equivalents	140,952	97,156
Time deposits with banks	11,239	9,659
Restricted interest-earning deposits (includes $9.1 and $10.0 million at March 31, 2019, and	13,174	14,045
December 31, 2018, respectively, related to consolidated VIEs)
Investment securities (amortized cost of $10.8 million and $11.2 million at	10,676	10,956
March 31, 2019 and December 31, 2018, respectively)
Net investment in leases and loans:
Leases	480,766	489,299
Loans	559,306	527,541
Net investment in leases and loans, excluding allowance for credit losses	1,040,072	1,016,840
(includes $129.4 million and $150.2 million at March 31, 2019 and December 31, 2018, respectively, related to consolidated VIEs)
Allowance for credit losses	(16,882)	(16,100)
Total net investment in leases and loans	1,023,190	1,000,740
Intangible assets	8,149	7,912
Goodwill	6,735	7,360
Operating lease right-of-use assets	6,048	—
Property and equipment, net	3,992	4,317
Property tax receivables	9,133	5,245
Other assets	13,437	9,656
Total assets	$1,246,725	$1,167,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$840,167	$755,776
Long-term borrowings related to consolidated VIEs	129,171	150,055
Operating lease liabilities	9,104	—
Other liabilities:
Sales and property taxes payable	8,590	3,775
Accounts payable and accrued expenses	34,105	36,369
Net deferred income tax liability	23,938	22,560
Total liabilities	1,045,075	968,535

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,349,076 and 12,367,724 shares issued and outstanding at March 31, 2019 and	123	124
December 31, 2018, respectively
Additional paid-in capital	83,215	83,498
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(4)	(44)
Retained earnings	118,318	114,935
Total stockholders’ equity	201,650	198,511
Total liabilities and stockholders’ equity	$1,246,725	$1,167,046

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2019	2018

	(Dollars in thousands, except per-share data)

Interest income	$25,883	$23,279
Fee income	4,042	3,959
Interest and fee income	29,925	27,238
Interest expense	5,962	3,399
Net interest and fee income	23,963	23,839
Provision for credit losses	5,363	4,612
Net interest and fee income after provision for credit losses	18,600	19,227

Non-interest income:
Insurance premiums written and earned	2,132	1,939
Other income	10,816	3,295
Non-interest income	12,948	5,234
Non-interest expense:
Salaries and benefits	11,451	10,023
General and administrative	13,354	6,571
Non-interest expense	24,805	16,594
Income before income taxes	6,743	7,867
Income tax expense	1,602	1,682
Net income	$5,141	$6,185

Basic earnings per share	$0.42	$0.50
Diluted earnings per share	$0.41	$0.50

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended March 31,
	2019	2018

	(Dollars in thousands, except per-share data)
	(Unaudited)

Net income as reported	$5,141	$6,185
Deduct:
Reversal of charges in connection with executive separation	218	-
Tax effect	(56)	-
Reversal of charges in connection with executive separation, net of tax	162	-
Net Income on an adjusted basis	$4,979	$6,185

Diluted earnings per share as reported	$0.41	$0.50
Diluted earnings per share on an adjusted basis	$0.40	$0.50

Return on Average Assets as reported	1.70%	2.37%
Return on Average Assets on an adjusted basis	1.64%	2.37%

Return on Average Equity as reported	10.45%	13.69%
Return on Average Equity on an adjusted basis	10.12%	13.69%

Efficiency Ratio numerator as reported	$24,805	$16,594
Adjustments to Numerator:
Expense adjustments as seen in Net Income reconciliation above	218	-
Acquisition related expenses	(716)	(365)
Pass-through expenses	(6,233)	-
Efficiency ratio numerator on an adjusted basis	$18,074	$16,229
Adjustments to Denominator:
Efficiency Ratio denominator as reported	$36,911	$29,073
Pass-through revenue	(5,643)	-
Efficiency Ratio denominator on an adjusted basis	$31,268	$29,073

Efficiency Ratio as reported	67.20%	57.08%
Efficiency Ratio on an adjusted basis	57.80%	55.82%

Net Income on an Adjusted Basis is defined as net income excluding the following: First quarter 2019 partial reversal of a prior period charges related to executive separation.
Efficiency on an Adjusted Basis is defined as Efficiency ratio adjusted for the following: First quarter 2019 partial reversal of prior period charges related to executive separation, acquisition related expenses, and pass through lease revenue and expense that is required to be presented on a gross basis in the income statement

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2018	6/30/2018	9/30/2018	12/31/2018	3/31/2019

Net Income:
Net Income	$6,185	$6,467	$5,906	$6,422	$5,141

Annualized Performance Measures:
Return on Average Assets	2.37%	2.41%	2.04%	2.28%	1.69%
Return on Average Stockholders' Equity	13.69%	13.93%	12.36%	13.16%	10.45%

EPS Data:
Net Income Allocated to Common Stock	$6,065	$6,352	$5,808	$6,322	$5,069
Number of Shares - Basic	12,188,906	12,199,089	12,214,913	12,202,652	12,165,646
Basic Earnings per Share	$0.50	$0.52	$0.48	$0.52	$0.42

Number of Shares - Diluted	12,245,019	12,269,989	12,296,726	12,286,748	12,252,116
Diluted Earnings per Share	$0.50	$0.52	$0.47	$0.51	$0.41

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Direct Originations	$30,869	$36,338	$35,469	$40,381	$43,565
Indirect Originations	$128,833	$135,865	$137,605	$159,534	$149,875
Total Originations	$159,702	$172,203	$173,074	$199,915	$193,440

Equipment Finance Originations	$141,646	$155,385	$153,503	$180,116	$169,831
Working Capital Loans Originations	$18,056	$16,818	$19,571	$19,799	$23,609
Total Originations	$159,702	$172,203	$173,074	$199,915	$193,440

Assets originated for sale in the period	$0	$1,801	$3,890	$11,905	$11,298
Assets referred in the period	$4,201	$5,638	$2,540	$4,451	$3,617
Total Sourced Originations	$163,903	$179,642	$179,504	$216,271	$208,355
Assets sold in the period	$22,981	$16,890	$40,986	$58,138	$52,867

Implicit Yield on Direct Originations	19.47%	18.59%	22.39%	21.79%	23.09%
Implicit Yield on Indirect Originations	10.75%	10.54%	10.29%	9.97%	9.76%
Total Implicit Yield on Total Originations	12.44%	12.24%	12.77%	12.36%	12.76%

Implicit Yield on Equipment Finance Originations	9.99%	9.94%	9.96%	9.68%	9.59%
Implicit Yield on Working Capital Loans Originations	31.68%	33.52%	34.85%	36.67%	35.55%

# of Leases / Loans Equipment Finance	7,764	8,238	7,603	7,873	7,467
Equipment Finance Approval Percentage	56%	56%	57%	59%	58%
Average Monthly Equipment Finance Sources	1,190	1,240	1,174	1,140	1,074

Notes and Footnotes:

(1) COF is defined as interest expense for the period divided by average interest bearing liabilities, annualized.
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted General and administrative expense excludes Non-GAAP General and administrative expense items as defined in the reconciliation of GAAP to Non-GAAP financial measures and acquisition related intangible amortization and pass-through lease expense that is required to be presented on a gross basis in the income statement.
(4) Adjusted non-interest expense excludes Non-GAAP non-interest expense items as defined in the reconciliation of GAAP to Non-GAAP financial measures and acquisition related sales commissions, acquisition related intangible amortization, and pass-through lease expense that is required to be presented on a gross basis in the income statement.
**Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2018	6/30/2018	9/30/2018	12/31/2018	3/31/2019

Net Interest and Fee Margin (NIM)
Percent of Average Total Finance Receivables:
Interest Income	10.19%	10.24%	10.37%	10.28%	10.36%
Fee Income	1.73%	1.66%	1.64%	1.68%	1.62%
Interest and Fee Income	11.92%	11.90%	12.01%	11.96%	11.98%
Interest Expense	1.49%	1.59%	2.07%	2.20%	2.39%
Net Interest and Fee Margin (NIM)	10.43%	10.31%	9.94%	9.76%	9.59%

Cost of Funds (1)	1.63%	1.76%	2.15%	2.43%	2.49%

Interest Income Equipment Finance	$20,639	$21,082	$21,489	$21,590	$21,722
Interest Income Working Capital Loans	$2,321	$2,463	$2,626	$2,824	$3,228

Average Total Finance Receivables	$913,804	$936,007	$957,755	$970,785	$999,432
Average Net Investment Equipment Finance	$884,946	$905,583	$925,900	$937,004	$960,501
Average Working Capital Loans	$28,858	$30,424	$31,855	$33,781	$38,931

End of Period Net Investment Equipment Finance	$900,763	$933,261	$937,897	$965,351	$981,664
End of Period Working Capital Loans	$29,864	$29,848	$32,528	$35,389	$41,526
Total Owned Net Investment in Leases and Loans (2)	$930,627	$963,109	$970,425	$1,000,740	$1,023,190

Total Assets Serviced for Others	$90,701	$98,442	$128,539	$164,029	$192,731

Total Managed Assets	$1,021,328	$1,061,551	$1,098,964	$1,164,769	$1,215,921

Average Total Managed Assets	$996,334	$1,030,579	$1,071,246	$1,117,069	$1,177,812

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	1.05%	0.96%	1.02%	1.09%	1.11%
30+ Days Past Due Delinquencies	$10,994	$10,438	$11,270	$12,295	$12,849

60+ Days Past Due Delinquencies	0.64%	0.55%	0.57%	0.65%	0.66%
60+ Days Past Due Delinquencies	$6,735	$6,007	$6,244	$7,292	$7,626

Equipment Finance
30+ Days Past Due Delinquencies	1.07%	0.97%	1.02%	1.08%	1.13%
30+ Days Past Due Delinquencies	$10,942	$10,286	$10,913	$11,803	$12,565

60+ Days Past Due Delinquencies	0.66%	0.56%	0.57%	0.65%	0.68%
60+ Days Past Due Delinquencies	$6,735	$5,952	$6,137	$7,100	$7,626

Working Capital Loans
15+ Days Past Due Delinquencies	0.53%	0.59%	1.17%	1.44%	1.41%
15+ Days Past Due Delinquencies	$162	$183	$394	$526	$605

30+ Days Past Due Delinquencies	0.17%	0.49%	1.06%	1.35%	0.66%
30+ Days Past Due Delinquencies	$52	$152	$357	$492	$284

Notes and Footnotes:
(1) COF is defined as interest expense for the period divided by average interest bearing liabilities, annualized.
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted General and administrative expense excludes Non-GAAP General and administrative expense items as defined in the reconciliation of GAAP to Non-GAAP financial measures and acquisition related intangible amortization and pass-through lease expense that is required to be presented on a gross basis in the income statement.
(4) Adjusted non-interest expense excludes Non-GAAP non-interest expense items as defined in the reconciliation of GAAP to Non-GAAP financial measures and acquisition related sales commissions, acquisition related intangible amortization, and pass-through lease expense that is required to be presented on a gross basis in the income statement.
**Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2018	6/30/2018	9/30/2018	12/31/2018	3/31/2019

Portfolio Asset Quality:
Net Charge-offs - Total Finance Receivables	$3,843	$4,306	$4,546	$5,578	$4,581
% on Average Total Finance Receivables
Annualized	1.68%	1.84%	1.90%	2.30%	1.83%

Net Charge-offs - Equipment Finance	$3,618	$3,851	$4,194	$5,132	$3,927
% on Average Net Investment in Equipment Finance
Annualized	1.64%	1.70%	1.81%	2.19%	1.64%

Net Charge-offs - Working Capital Loans	$224	$456	$352	$446	$654
% of Average Working Capital Loans
Annualized	3.10%	6.00%	4.42%	5.28%	6.72%

Total Allowance for Credit Losses	$15,620	$15,570	$15,917	$16,100	$16,882
% of Total Finance Receivables	1.68%	1.62%	1.65%	1.62%	1.66%
% of 60+ Delinquencies	231.92%	259.19%	254.92%	220.79%	221.37%

Allowance for Credit Losses - Equipment Finance	$14,310	$14,236	$14,498	$14,633	$15,198
% of Net Investment Equipment Finance	1.60%	1.53%	1.55%	1.52%	1.56%
% of 60+ Delinquencies	212.48%	239.18%	236.24%	206.10%	199.28%

Allowance for Credit Losses - Working Capital Loans	$1,310	$1,334	$1,419	$1,467	$1,684
% of Total Working Capital Loans	4.25%	4.32%	4.22%	4.02%	3.94%

Non-accrual - Equipment Finance	$3,626	$3,211	$3,392	$3,720	$4,390
Non-accrual - Equipment Finance	0.36%	0.30%	0.32%	0.34%	0.39%

Non-accrual - Working Capital Loans	$27	$147	$217	$492	$284
Non-accrual - Working Capital Loans	0.09%	0.48%	0.65%	1.35%	0.66%

Non-accrual - Total Finance Receivables	$3,653	$3,358	$3,609	$4,212	$4,674
Non-accrual - Total Finance Receivables	0.35%	0.31%	0.33%	0.37%	0.40%

Restructured - Total Finance Receivables	$4,366	$3,747	$3,456	$3,636	$3,363

Expense Ratios:
Salaries and Benefits Expense	$10,023	$9,527	$10,292	$9,908	$11,451
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.39%	4.07%	4.30%	4.08%	4.58%

Total personnel end of quarter	326	320	339	341	352

General and Administrative Expense	$6,571	$6,449	$5,445	$6,450	$13,354
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.88%	2.76%	2.27%	2.66%	5.34%
Adjusted General and Administrative Expense
Annualized % of Avg. Fin. Recbl. (3)	2.79%	2.73%	2.25%	2.57%	2.75%

Notes and Footnotes:
(1) COF is defined as interest expense for the period divided by average interest bearing liabilities, annualized.
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted General and administrative expense excludes Non-GAAP General and administrative expense items as defined in the reconciliation of GAAP to Non-GAAP financial measures and acquisition related intangible amortization and pass-through lease expense that is required to be presented on a gross basis in the income statement.
(4) Adjusted non-interest expense excludes Non-GAAP non-interest expense items as defined in the reconciliation of GAAP to Non-GAAP financial measures and acquisition related sales commissions, acquisition related intangible amortization, and pass-through lease expense that is required to be presented on a gross basis in the income statement.
**Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2018	6/30/2018	9/30/2018	12/31/2018	3/31/2019

Expense Ratios:
Non-Interest Expense/Average Total Managed Assets	6.66%	6.20%	5.88%	5.86%	8.42%
Adjusted Non-Interest Expense/Average Total Managed Assets (4)	6.52%	6.06%	5.46%	5.61%	6.14%

Efficiency Ratio	57.08%	55.56%	55.69%	53.11%	67.20%
Adjusted Efficiency Ratio (4)	55.82%	54.31%	51.70%	50.90%	57.80%

Balance Sheet:

Assets
Investment in Leases and Loans	$927,752	$959,452	$966,659	$996,384	$1,019,311
Initial Direct Costs and Fees	18,495	19,227	19,683	20,456	20,761
Reserve for Credit Losses	(15,620)	(15,570)	(15,917)	(16,100)	(16,882)
Net Investment in Leases and Loans	$930,627	$963,109	$970,425	$1,000,740	$1,023,190
Cash and Cash Equivalents	84,891	99,227	88,448	97,156	140,942
Restricted Cash	-	-	10,049	14,045	13,174
Other Assets	55,707	50,975	57,811	55,105	69,409
Total Assets	$1,071,225	$1,113,311	$1,126,733	$1,167,046	$1,246,725

Liabilities
Deposits	833,145	863,568	700,107	755,776	840,167
Total Debt	-	-	174,519	150,055	129,171
Other Liabilities	54,153	60,101	58,564	62,704	75,737
Total Liabilities	$887,298	$923,669	$933,190	$968,535	$1,045,075

Stockholders' Equity
Common Stock	$124	$124	$124	$124	$123
Paid-in Capital, net	82,507	83,472	83,315	83,496	83,209
Other Comprehensive Income (Loss)	(98)	(73)	(149)	(44)	(4)
Retained Earnings	101,394	106,119	110,253	114,935	118,318
Total Stockholders' Equity	$183,927	$189,642	$193,543	$198,511	$201,650

Total Liabilities and
Stockholders' Equity	$1,071,225	$1,113,311	$1,126,733	$1,167,046	$1,246,725

Capital and Leverage:
Equity	$183,927	$189,642	$193,543	$198,511	$201,650
Debt to Equity	4.53	4.55	4.52	4.56	4.81
Equity to Assets	17.17%	17.03%	17.18%	17.01%	16.17%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	17.35%	17.04%	15.57%	16.38%	15.41%
Common Equity Tier 1 Risk-based Capital	18.33%	18.07%	17.46%	17.50%	17.25%
Tier 1 Risk-based Capital	18.33%	18.07%	17.46%	17.50%	17.25%
Total Risk-based Capital	19.58%	19.33%	18.72%	18.76%	18.50%

Notes and Footnotes:
(1) COF is defined as interest expense for the period divided by average interest bearing liabilities, annualized.
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted General and administrative expense excludes Non-GAAP General and administrative expense items as defined in the reconciliation of GAAP to Non-GAAP financial measures and acquisition related intangible amortization and pass-through lease expense that is required to be presented on a gross basis in the income statement.
(4) Adjusted non-interest expense excludes Non-GAAP non-interest expense items as defined in the reconciliation of GAAP to Non-GAAP financial measures and acquisition related sales commissions, acquisition related intangible amortization, and pass-through lease expense that is required to be presented on a gross basis in the income statement.
**Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.